[Sutherland Asbill & Brennan LLP Letterhead]

Exhibit l

CYNTHIA M. KRUS
DIRECT LINE: 202.383.0218
Internet:ckrus@sablaw.com

October 15, 2002

Allied Capital Corporation
1919 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2415

Re:	Allied Capital Corporation – Registration Statement on Form N-2 (File No. 333-98441)

Ladies and Gentlemen:

     We have acted as counsel to Allied Capital Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of the above-referenced Registration Statement on Form N-2 initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 21, 2002 under the Securities Act of 1933, as amended (the “1933 Act”), relating to the registration of up to 5,250,000 shares (the “Shares”) of common stock, par value $0.001, issuable upon exercise of certain subscription rights (the “Rights”).

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction by public officials or officers of the Company as authentic copies of originals, of (i) the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws as amended through the date hereof, (ii) copies of certain resolutions of the Board of Directors of the Company relating to the authorization of the filing of the Registration Statement and any amendments or supplements thereto, and the proposed issuance of the Shares and related matters, and (iii) such other documents as in our judgment were necessary to enable us to render the opinions expressed below.

     In our review and examination of all such documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, and the conformity with authentic originals of all documents and records submitted to us as copies.

     We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

     To the extent we have deemed appropriate, we have relied upon certificates of public officials and certificates and statements of corporate officers of the Company as to certain factual matters.

Allied Capital Corporation
October 15, 2002

     We express no opinion concerning the laws of any jurisdiction other than the General Corporation Law of the State of Maryland.

     Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective and (ii) certificates representing the Shares are duly executed, countersigned, registered and duly delivered upon payment of the agreed upon consideration therefor as described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section of the prospectus included in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Cynthia M. Krus Cynthia M. Krus Partner